EXHIBIT 99.1

For Immediate Release Contact: Bobby Ray Foundation Capital Resources, Inc. 601-321-1800 or Don Hunt, Jeff Lambert Lambert, Edwards & Associates, Inc. 616-233-0500

Church Mortgage REIT Foundation Capital Resources
Announces Record Performance for 2004

Assets Increase 44 Percent, Total Lending Portfolio Tops $300 million

Jackson, Mississippi, March 7, 2005: Foundation Capital Resources, Inc. (FCR), a Real Estate Investment Trust (REIT) founded in 2000 and focused on providing mortgage financing to churches and other faith-based organizations throughout the United States, today announced record financial results for its fiscal year ended December 31, 2004.

The Jackson, Mississippi-based REIT reported net income before minority interest of approximately $16.8 million based on interest and other income of approximately $21 million for the 12 months ended December 31, 2004. Both are best-ever totals for the Company, reflecting a nearly 56 percent increase in net income and a 61 percent increase in interest and other income. In 2003, net income before minority interest was approximately $10.8 million, based on interest and other income of approximately $13 million.

Overall in 2004, FCR closed a total of 116 new loans, compared to 139 new loans closed in 2003. During the year, the Company originated and purchased new loans totaling approximately $181 million, an increase of nearly 14 percent compared to approximately $159 million of new loans originated and purchased during 2003.

As of December 31, 2004, FCR's loan portfolio included 224 loans, comprised of 101 mortgage loans, 112 bond collateralized loans, and 11 other loans. FCR's total assets jumped 44 percent to $342 million at year-end, compared to $237 million for 2003. Loans receivable grew 44 percent to $322 million versus $223 million a year ago.

FCR's dividend yield for 2004 was 6.56 percent, up from 6.47 percent in 2003. This rate of return compares with a 2004 Composite REIT Index dividend yield of 4.97 percent, as published by the National Association of Real Estate Investment Trusts.

FCR's pace led it to successfully secure a $125 million credit facility in the fourth quarter of 2004. The financing package was provided by a banking syndicate led by Cleveland-based KeyCorp and its division KeyBank Real Estate Capital, and included Wells Fargo Foothill, Inc., Harris Trust and Savings Bank, Bank Midwest, N.A., and Southwest Bank of Texas, N.A.

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Foundation Capital Resources, Inc./Page2

"2004 included many key achievements and significant milestones for Foundation Capital Resources, and I am very pleased with the collective effort behind our results. Highlights include the growth of our portfolio beyond the $300 million mark, significant increases in our top- and bottom-line performance and the successful completion of our fourth-quarter financing package to help accelerate our current momentum," said A.J. Braswell, President and Chief Executive Officer of Foundation Capital Resources.

"Our financing package was a particularly significant event, in that it provided "Wall Street" validation of the church lending market and FCR's unique strengths within that market. Throughout our growth in the past year, we have kept the same focused strategy and maintained the flat, flexible organizational structure that has served us so well to this point. We are heading into 2005 with energy and optimism about our opportunities for the months ahead."

FCR elected REIT status for federal income tax purposes beginning with the tax year ended December 31, 2003. As such, it generally will not be subject to federal income tax on the amount of its income or gain that is distributed as dividends to shareholders. As a REIT, FCR is permitted to deduct dividend distributions from its corporate taxable income and is required to distribute at least 90 percent of its taxable income to its shareholders.

Like many REITs, FCR has no employees and utilizes a third-party firm as "manager" to handle all day-to-day activities, including loan servicing. FCR's business is managed by Jackson, Mississippi-based One Capital Advisors and shares the same group of executive officers as FCR, with A.J. Braswell serving as its President and Chief Executive Officer.

About Foundation Capital Resources
Foundation Capital Resources is a Jackson, Mississippi-based Real Estate Investment Trust (REIT) that primarily invests in the work of churches, colleges, schools and other nonprofit organizations across a wide range of denominations and affiliations. The company has distinguished itself by serving as a trusted financing resource providing mortgage bond financing, mortgage loans, loan servicing and loan administration, in partnership with some of the nation's leading faith-based financial entities. Customers recently assisted by Foundation Capital Resources include Constance Free Evangelical Church in Michigan, Faith Heights Church in Colorado, and Mountain Valley Community Church in Arizona. For more information, contact the Company at 601-321-1800

Forward-Looking Statements
This press release contains certain forward-looking statements about the plans, strategies, objectives, goals, or expectations of Foundation Capital Resources, Inc. These forward-looking statements are identifiable by words or phrases indicating that Foundation Capital "estimates," "projects," "intends," "believes," "plans," "predicts," "expects," "anticipates" or is "optimistic" or "confident" that a particular event "will," "may," "could," "should," or "will likely" occur or that a particular event "will," "may," "should," "could," "is contingent upon," "is expected to" or "will likely" occur in the future or that there is a "trend" or "indications" toward, or "on track" toward, a particular result or occurrence or similarly stated expectations. Certain accounting estimates, including but not limited to loan loss reserves, are based upon management's best estimates and are inherently forward-looking statements. A number of factors could cause actual results to be materially different from these forward-looking statements, including: changes in local and national economic conditions, particularly interest rates, interest rate relationships and mortgage prepayment rates; difficulty in competing successfully for church and nonprofit financing; difficulty in accessing additional capital on beneficial terms; unanticipated borrower difficulties in the repayment of loans; unexpected environmental compliance costs and liabilities; changes in federal and state income tax laws and regulations, especially those applicable to REITs; and the failure to remain qualified as a REIT for any reason. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in FCR's reports and filings with the Securities and Exchange Commission. FCR undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

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